Registration Statement No. ____________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                       ----------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED
                     --------------------------------------

                                   DTOMI, INC.
             (Exact name of registrant as specified in its charter)

       Nevada                                                98-0207554
(State or other jurisdiction of                       (I.R.S. Employer ID. No.)
incorporation or organization)

                     950 South Pine Island Road, Suite A150
                            Plantation, Florida 33324
                                 (727) 723-8664
                    (Address of Principal Executive Offices)
     ----------------------------------------------------------------------

     Letter Agreement amending Consulting Services Agreement by and between
                 Dtomi, Inc. and Cambridge Securities Group, Inc.
                              (Full Title of Plan)

                               David M. Otto, Esq.
                            The Otto Law Group, PLLC
                          900 Fourth Avenue, Suite 3140
                            Seattle, Washington 98164
                                 (206) 262-9545
      (Name, Address and Telephone Number of Agent for Service of Process)
 ----------------------------------------------------------------------------

If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _____

                                              CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- -------------------------- -------------------------- --------------

                                                Proposed Maximum           Proposed Maximum
Title of Securities to   Amount to be           Offering Price Per         Aggregate Offering         Amount
be Registered            Registered(1)          Share(2)                   Price(2)                   of Fee(2)
------------------------ ---------------------- -------------------------- -------------------------- --------------

Common Stock,            2,750,000              $0.135                      $371,250                  $43.70
$0.001 par value
------------------------ ---------------------- -------------------------- -------------------------- --------------

(1) Registrant has amended that certain Consulting Services Agreement (the "Consulting Agreement") dated July 23, 2004, by and between Registrant and Cambridge Securities Group, Inc., a Washington corporation ("Cambridge"), and Registrant shall issue an additional two million seven hundred fifty thousand (2,750,000) shares of common stock of Registrant to Cambridge pursuant to such amendment. Shares being issued pursuant to the Consulting Agreement, as amended, are being issued in exchange for consulting services. Shares shall be issued to a natural person, Monty Abbott, President of Cambridge, and Mr. Abbott is the natural person who shall perform the consulting services. The Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On January 18, 2004, the fair market value of Registrant's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.135 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $371,250, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .00011770.

       INFORMATION REQUIRED PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.

Registrant's Registration Statement on Form S-8 filed with the Securities and Exchange Commission ("SEC") on September 15, 2004 (File No. 333-119001) is hereby incorporated by reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement: (i) Registrant's Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2003, (ii) Registrant's Quarterly Report on Form 10-QSB and Form 10-QSB, as amended, for the quarter ended March 31, 2004, June 30, 2004, September 30, 2004 (iii) Registrant's Report on Forms 8-K filed December 16, 2004. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Safety Harbor, Florida, on this 19th day of January, 2005.

                                   DTOMI, INC.
                              (Name of Registrant)

Date:  January 19, 2005                     By: /s/ John Haddock
                                                --------------------------------
                                                John Haddock
                                                President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

       Signature                              Title                                          Date
---------------------                      --------------------------------             ----------------
  /s/ John Haddock                         Director and President                       January 19, 2005
  -----------------
      John Haddock



  /s/ David M. Otto                        Chairman of the Board, Secretary             January 19, 2005
  ------------------
      David M. Otto

                                INDEX TO EXHIBITS

  Number                                          Description                                           Page
------------------ -------------------------------------------------------------------------         ----------
      4.1          Letter Agreement dated January 18, 2005, amending Consulting Services
                   Agreement by and between Dtomi, Inc. and Cambridge Securities Group, Inc.

      5.1          Opinion of The Otto Law Group PLLC
     23.1          Consent of The Otto Law Group, PLLC (contained in exhibit 5.1)
     23.2          Consent of Salberg & Company, P.A.


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